EXHIBIT 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FOURTH QUARTER AND YEAR END RESULTS, REGULAR QUARTERLY CASH DIVIDEND AND EXTENSION OF STOCK REPURCHASE PROGRAM

Broomall, Pennsylvania.  January 27, 2010 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results of operations for the quarter and year ended December 31, 2009.  The Company also announced that its Board of Directors has declared a regular quarterly cash dividend on the common stock of the Company of $.03 per share, payable on February 19, 2010 to the shareholders of record at the close of business on February 5, 2010.

The Company reported net income of $275,000 or $.04 per share for the quarter ended December 31, 2009 as compared to $222,000 or $.03 per share for the quarter ended December 31, 2008.  Net interest income increased $246,000 or 9.0% to $3.0 million and other income decreased $56,000 or 17.4% for the quarter ended December 31, 2009 as compared to the same period in 2008.  Other expenses increased $129,000 or 5.0% to $2.7 million while the provision for loan losses decreased $27,000 and the amount of income tax benefit decreased by $35,000 for the quarter ended December 31, 2009 as compared to the same period in 2008.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits as a result of a decrease in rates paid, which more than offset a decrease in interest income as a result of lower yields on interest-earning assets.  The decrease in other income was primarily due to lower amounts from service charges on deposit accounts and the loss on sale of other real estate owned (“OREO”).  The increase in other expenses primarily resulted from increases in the provision for loss on OREO and Federal Deposit Insurance Corporation (“FDIC”) deposit insurance premiums.

For the year ended December 31, 2009, net income amounted to $1.4 million or $.20 per share as compared to $605,000 or $.09 per share for the year ended December 31, 2008.  Net interest income increased $741,000 or 6.8% to $11.6 million and other income increased $923,000 for the year ended December 31, 2009.  Other expenses increased $597,000 or 5.8% to $10.9 million while the provision for loan losses decreased $57,000 and the amount of income tax benefit decreased $370,000 for the year ended December 31, 2009 as compared to the same period in 2008.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits as a result of a decrease in rates paid, which more than offset a decrease in interest income as a result of lower yields earned on interest-earning assets.  The increase in other income was primarily due to the prior-year impairment charges of $882,000 and a loss from sale of securities of $157,000, both of which were related to the Company’s investment in certain mutual funds.  The increase in other expenses primarily resulted from increases in salaries and employee benefits, professional fees, provision for loss on OREO and FDIC deposit insurance premiums which included a $195,000 second quarter charge for the FDIC special assessment.

The Company’s total assets increased $40.1 million or 9.5% to $464.2 million at December 31, 2009 as compared to $424.1 million at December 31, 2008.  Cash and cash equivalents increased $46.6 million or 164.7% to $74.9 million, while investment and mortgage-backed securities decreased $18.3 million or 19.5% to $75.7 million.  Net loans receivable increased $6.6 million or 2.4% to $285.0 million at December 31, 2009.  Customer deposits increased $46.6 million or 14.1% to $378.3 million at December 31, 2009 from $331.7 million at December 31, 2008. Total stockholders’ equity amounted to $48.4 million or 10.4% of total assets at December 31, 2009.

Nonperforming assets increased $3.8 million to $10.8 million or 2.33% of total assets at December 31, 2009 as compared to $7.0 million or 1.65% of total assets at December 31, 2008.  This increase was primarily due to the placement of a previously disclosed $3.7 million residential real estate construction loan on non-accrual in the first quarter of 2009.  The nonperforming assets at December 31, 2009 included $1.7 million in single-family residential real estate loans, $1.8 million in commercial real estate loans, $3.7 million in a real estate construction loan, $472,000 in commercial business loans, $153,000 in consumer loans and $3.0 million in OREO.  The allowance for loan losses was $3.5 million or 45.1% of nonperforming loans at December 31, 2009 as compared to $3.2 million or 45.3% of nonperforming loans at December 31, 2008.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated that, “Alliance Bancorp was able to report positive earnings for the quarter and year ended December 31, 2009 as well as continue our regular quarterly dividend in these challenging economic times.  In addition, Alliance Bancorp has repurchased 228,000 shares of our common stock or 78.1% of our previously announced 292,000 share repurchase program.”  He added that “We continue to believe that an investment in our stock at current market prices is in the shareholders’ best interests and I am pleased to announce that the Board of Directors has authorized a one year extension of our current share repurchase program which will now expire in January 2011.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest income	$5,222	$5,480	$21,091	$22,543
Interest expense	2,236	2,740	9,509	11,702
Net interest income	2,986	2,740	11,582	10,841
Provision for loan losses	303	330	528	585
Other income (1)	266	322	1,164	241
Other expenses	2,711	2,582	10,900	10,303
Income before income taxes	238	150	1,318	194
Income tax benefit (2)	(37)	(72)	(41)	(411)
Net income	$ 275	$ 222	$ 1,359	$ 605

Basic earnings per share	$0.04	$0.03	$0.20	$0.09

(1) Other income includes pre-tax impairment charges on securities and realized losses on sale of securities of
$-0- and $1.039 million for the three and twelve months ended December 31, 2008.

(2) Income tax benefit includes a $-0- and $353,000 benefit related to the impairment charges on securities and realized losses on sale of securities for the three and twelve months ended December 31, 2008.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

			At December 31,
			2009	2008
Total assets			$464,216	$424,110
Cash and cash equivalents			74,936	28,308
Investment and mortgage-backed securities			75,691	93,991
Loans receivable - net			285,008	278,437
Deposits			378,323	331,701
Borrowings			32,021	37,198
Total stockholders' equity			48,445	48,899